EXHIBIT 99.9
                        THE EXCHANGE FUND OF BOSTON, INC.

                        ADMINISTRATIVE SERVICES AGREEMENT


         AGREEMENT made this 1st day of July, 1996, between The Exchange Fund of
Boston,  Inc.,  a  Massachusetts   corporation  (the  "Fund")  and  Eaton  Vance
Management, a Massachusetts business Trust, (the "Administrator").

          1. Duties of the Administrator. The Fund hereby employs the Administrator to act as administrator of the Fund and to administer its affairs, subject to the supervision of the Directors of the Fund, for the period and on the terms set forth in this Agreement.

         The Administrator hereby accepts such employment, and undertakes to afford to the Fund the advice and assistance of the Administrator's organization in the administration of the Fund and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for administering the affairs of the Fund and to pay the salaries and fees of all officers and Directors of the Fund who are members of the Administrator's organization and all personnel of the Administrator performing services relating to administrative activities. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Fund's assets or the rendering of investment advice and supervision with respect thereto or the distribution of shares of the Fund, nor shall the Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Fund. It is intended that the assets of the Fund will be invested in an interest in Tax-Managed Growth Portfolio (the "Portfolio"), a registered open-end investment company having substantially the same investment objective, policies and restrictions as the Fund. Boston Management and Research ("BMR"), an affiliate of the Administrator, currently acts as investment adviser to the Portfolio under the Investment Advisory Agreement dated October 23, 1995 between the Portfolio and BMR.

          2. Allocation of Charges and Expenses. The Administrator shall pay the entire salaries and fees of all of the Fund's Directors and officers who devote part or all of their time to the affairs of the Administrator, and the salaries and fees of such persons shall not be deemed to be expenses incurred by the Fund for purposes of this Section 2. Except as provided in the foregoing sentence, the Administrator shall not pay any expenses relating to the Fund including, without implied limitation, (i) expenses of maintaining the Fund and continuing its existence, (ii) registration of the Fund under the Investment Company Act of 1940, (iii) commissions, fees and other expenses connected with the acquisition, disposition and valuation of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees,
(vii) expenses of issue, sale, repurchase and redemption of shares, (viii) expenses of registering and qualifying the Fund and its shares under federal and state securities laws and of preparing and printing prospectuses for such purposes and for distributing the same to shareholders and investors, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books and accounts and determination of net asset values), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund, (xv) expenses for servicing shareholder accounts, (xvi) any direct charges to shareholders approved by the Directors of the Fund, (xvii) compensation and expenses of Directors of the Fund who are not members of the Adviser's organization, and (xviii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Fund to indemnify its Directors and officers with respect thereto.

          3. Compensation of Administrator. The Board of Directors of the Fund have currently determined that, based on the current level of compensation payable to BMR by the Portfolio under the Portfolio's present Investment Advisory Agreement with BMR, the Administrator shall receive no compensation from the Fund in respect of the services to be rendered and the facilities to be provided by the Administrator under this Agreement. If the Directors determine that the Fund, should compensate the Administrator for such services and facilities, such compensation shall be set forth in a new agreement or in an amendment to this Agreement to be entered into by the parties hereto.

          4. Other Interests. It is understood that Directors and officers of the Fund and shareholders of the Fund are or may be or become interested in the Administrator as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Administrator are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Administrator may be or become interested (as directors, trustees, officers, employees, stockholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Administrator may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words "Eaton Vance" or "Eaton & Howard" or "Vance Sanders" or any combination thereof as part of their name, and that the Administrator or its subsidiaries or affiliates may enter into advisory or management or administration agreements or other contracts or relationships with such other companies or entities.

          5. Limitation of Liability of the Administrator. The services of the Administrator to the Fund are not to be deemed to be exclusive, the
Administrator being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

          6. Sub-Administrators. The Administrator may employ one or more sub-administrators from time to time to perform such of the acts and services of the Administrator and upon such terms and conditions as may be agreed upon between the Administrator and such sub-administrators and approved by the Directors of the Fund.

          7. Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including February 28, 1997 and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after February 28, 1997 is specifically approved at least annually (i) by the Board of Directors of the Fund and (ii) by the vote of a majority of those Directors of the Fund who are not interested persons of the Administrator or the Fund.

         Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Directors of the Fund or the trustee of the Administrator, as the case may be, and the Fund may, at any time upon such written notice to the Administrator, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

          8. Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Directors of the Fund who are not interested persons of the Administrator or the Fund, and (ii) by vote of the Board of Directors of the Fund.

         9. Certain Definitions. The terms "assignment" and "interested persons" when used herein shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term "vote of a majority of the outstanding voting securities" shall mean the vote of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

THE EXCHANGE FUND OF BOSTON, INC.           EATON VANCE MANAGEMENT


    /s/ Landon T. Clay                       /s/ H. Day Brigham, Jr.
By---------------------------------       By--------------------------------
    President                                Vice President and not individually